Exhibit 10.1

SEPARATION AGREEMENT

(this “Separation Agreement”)

by and between

Sirona Dental GmbH, Wasserfeldstraße 30, A-5020 Salzburg, Austria

(hereinafter the “Company”),

Sirona Dental Systems, Inc., 30 -30 47th Avenue, Suite 500, Long Island City, NY 11101, USA

(hereinafter the “Guarantor”)

and

Ms Simone Blank, Moelckhofgasse 9, 6/15, A-5020 Salzburg, Austria

(hereinafter “Blank”)

Preliminary Remarks

The Company and Blank are parties to an amended and restated service agreement (Geschäftsführer-Dienstvertrag) dated 2 December 2008, as amended by a Supplement to Service Agreement date 15 November 2010 (as supplemented, the “Service Agreement”).

In addition to her post as managing director of the Company, Blank holds various other positions in different corporate bodies of Guarantor and its direct and indirect subsidiaries (the “Sirona Group Companies”), including the position as CFO and EVP of Guarantor and Member of the Board of Directors of Guarantor (collectively the “Positions” and each a “Position”).

Blank desires to resign the Positions and terminate the Service Agreement other than for Employee Cause (as defined in the Service Agreement) and the Company desires to accept such resignation and termination, on the terms and subject to the conditions described in this Separation Agreement.

The Guarantor wishes and the Company and Blank agree to guarantee the obligations of the Company vis-à-vis Blank, inter alia, under this Separation Agreement.

Therefore, in consideration of these preliminary remarks, the Guarantor, the Company and Blank hereby agree as follows:

1.	Resignation. Blank and the Company acknowledge that Blank’s resignation from the Positions will be effective on October 14, 2013 (the “Positions Resignation Date”) and the termination of Blank’s employment with the Sirona Group Companies will be effective on January 31, 2014 (the “Separation Date”). As of the Positions Resignation Date, Blank will cease to be a officer, director or trustee of any of the Sirona Group Companies and will no longer be required to fulfill any of the duties and responsibilities associated with the Positions, provided however, from the Postions Resignations date through the Separation Date, Blank will make herself available when necessary and will cooperate and give support to the extent required in order to assist in a smooth transition of her position as CFO to the new Chief Financial Officer. This includes, but is not limited to, assisting and advising Sirona Group Companies with respect to all matters in which Blank was involved and had information and knowledge of as Chief Financial Officer. From and after the Positions Resignation Date, Blank will no longer hold herself out to the public as an officer, director or trustee of any of the Sirona Group Companies or act on behalf of any of the Sirona Group Companies, except as directed by the Guarantor’s Chief Executive Officer. The Company and the Guarantor shall procure that, as soon as possible after the Positions Resignation Date, Blank’s resignation from the Positions will be registered in the relevant commercial, trade or similar official registers and also be published on the websites of the Sirona Group Companies. On the Separation Date, Blank will cease to be an employee of any of the Sirona Group Companies, and will no longer be required to fulfill any of the duties and responsibilities associated with the Positions. From and after the Positions Resignation Date Blank will cease to maintain an office or physical presence at any of the Sirona Group Company locations.

2.	Severance. Blank shall be entitled to receive a severance payment in an amount equal to EUR 991,350 which represents 1.5 times the sum of (i) Blank’s annual base salary pursuant to § 2 para. 1 of the Service Agreement, (ii) 100% of the target bonus of Blank pursuant to § 2 para. 2 of the Service Agreement and (iii) 100% of the monetary value of Blank’s health and welfare benefits, in each case as applicable for the year 2013 (the “Severance Payment”).

The Severance Payment shall be due and payable as follows:

(i) An amount equal to one third (1/3) of the Severance Payment shall be due and payable without undue delay, at the latest 10 days after the Separation Date.

(ii) An amount equal to the remaining two thirds (2/3) of the Severance Payment shall be due and payable in 12 equal installments during the 12 months following the Separation Date, payable monthly in arrears.

3.	Unpaid Salary and Accrued Vacation. In addition, Blank will receive her unpaid salary and accrued vacation through the Separation Date which shall be due and payable without undue delay, at the latest 10 days after the Separation Date. The amount payable as compensation for the accrued vacation (which as of the day hereof amounts to eighty-eight (88) days) shall be determined in accordance with Austrian law and calculated as follows: Number of accrued vacation days divided by 220 multiplied by EUR 660,900.

4.	Unvested Equity. All unvested stock options and restricted stock units shall continue to vest through and until the Separation Date.

5.	Departure Bonus. On the Separation Date, the Company may (but will not be obligated to) make an additional special departure bonus to Blank in such amount as is determined by the Company’s board of directors in its sole discretion, after consulting with the Company’s Chief Executive Officer.

6.	Noncompetition. During the Noncompete Period, Blank shall not engage in any Competition. The “Noncompete Period” shall mean a period of eighteen (18) months after the Separation Date. Per each month of the Noncompete Period, Blank shall receive a compensation payment in an amount equal to one eighteenth of EUR 991,350 (the “Compensation”). If and to the extent the Severance Payment is paid, such Compensation is already included in, and therefore satisfied by payment of, the respective amount of the Severance Payment.

“Competition” means (i) the direct or indirect holding of shares, partnership interests, silent partnerships, nomineeships/trusts, sub-participations or options or other instruments being convertible into any of the aforementioned (collectively “Interests”) in a Competitor, or (ii) the rendering of any service to any Competitor (whether as a director, officer, manager, supervisor, employee, agent, consultant/free-lancer or otherwise, but excluding any service on behalf of a third party) or making otherwise available any material know-how or material trade secrets of the Sirona Group Companies to a Competitor. For purposes of clause (i) above, Competition shall not include the holding of, only for investment purposes, Interests of less than 15% of the fully diluted share capital or voting rights in a Competitor.

“Competitor” means any company or group of companies (whereby in case of financial investors (e.g. private equity sponsors) the top holding company of the respective operational portfolio shall be decisive) which, at the begin of Blank’s activities, engages in any of the business segments in which the Sirona Group Companies are active at the Separation Date.

In case of a breach of this Clause 6, Blank shall repay the whole severance amount paid to her according to Clause 2, provided the Company has notified Blank in writing about the (alleged) breach and Blank has not remedied such breach by discontinuing the (alleged) Competition within four (4) weeks following receipt of the notification (or discontinuing the (alleged) Competition within four (4) weeks following receipt of the notification would not effectively remedy such breach). Further claims against Blank, except for those for omission (Unterlassung) of such competition (including by way of injunction), shall be excluded. The Company shall not be entitled to any set-off or reduction of the Compensation or any other amount payable by it under this Separation Agreement (e.g. with salary earned by Blank during such period).

7.	Tax Advice. Until the end of the Noncompete Period, the Company will support Blank in the preparation of her tax returns and reimburse Blank for tax advice on the same terms and conditions as the Company currently provides such reimbursement.

8.	Confidential Information. Blank shall keep strictly confidential any and all confidential activities or business affairs of the Company and its affiliated entities and business secrets he has received knowledge about during the course of her activities, irrespective of the source of such knowledge, vis-à-vis third parties and other employees of the Company who are not entitled to receive such confidential information.

9.	Retention of Firm’s Property. Upon the Separation Date, Blank shall return to the Company without undue delay any documents, letters, drafts and similar documents including any copies thereof, which refer to the Company and are still in her possession. Blank does not have any right of retention with respect to the aforementioned documents and things.

10.	D & O Insurance. The Company and the Guarantor shall maintain in effect a directors’ and officers’ liability insurance in the scope existing at the Separation Date for Blank’s benefit to cover (potential) claims against Blank arising out of or in connection with the Positions for as long as any such (potential) claims may be made.

11.	Mutual Release. Except for the respective claims and obligations set forth in this Separation Agreement, (i) Blank hereby irrevocably, unconditionally and fully releases and waives (erlässt) any and all present and future claims, known or unknown, he may have against the Company, the Guarantor or any other Sirona Group Company arising out of or in connection with the Service Agreement or the Positions and (ii) the Company and the Guarantor hereby irrevocably, unconditionally and fully release and waive (erlassen), and procure that all other Sirona Group Companies will also irrevocably, unconditionally and fully release and waive, any and all present and future claims, known or unknown, they may have against Blank arising out of or in connection with the Service Agreement and/or the Positions.

12.	Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees by the way of an independent guaranty vis-à-vis Blank all obligations of the Sirona Group Companies under this Separation Agreement as amended from time to time. The venue for all disputes between Blank and the Guarantor arising out of or in connection with this Separation Agreement shall be Salzburg. However, Blank shall also be entitled to bring an action against the Guarantor at her general venue.

13.	Miscellaneous.

(a)	The payment of severance and the provision of other benefits hereunder will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company.

(b)	This Separation Agreement contains all agreements amongst the parties regarding the subject matter hereof and supersedes the Service Agreement. There are no side agreements.

(c)	In case of Blank’s death, her heirs shall be entitled to receive the amounts payable to Blank under this Separation Agreement.

(d)	Modifications of, or amendments to, this Separation Agreement shall be made in writing to be effective. The same applies for this clause.

(e)	The parties may comply with the requirement of written form as agreed in this Separation Agreement by using fax, telex or telecopy, if the author of the document is identifiable from the document.

(f)	Should any provision of this Separation Agreement be or become invalid, this does in no way influence the validity of the remaining provisions. The parties undertake to agree without undue delay a provision instead of the invalid provision which comes as nearest to the economic purpose of the invalid provision and the purpose the parties have intended.

(g)	This Separation Agreement is governed by the laws of Austria.

August 1, 2013

/s/ Walter Peterson /s/ Michael Elling	/s/ Simone Blank

Sirona Dental GmbH	Simone Blank

/s/ Jonathan Friedman

Sirona Dental Systems, Inc.

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